BDO Seidman, LLP
Accountants and Consultants

100 Park Avenue
New York, New York 10017
Telephone: (212) 885-8000
Fax: (212) 697-1299

Consent of Independent Registered Public Accounting Firm

Iconix Brand Group, Inc.
New York, New York

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 27, 2009, except for Note 1 which is dated May 29, 2009 relating to the consolidated financial statements which appears in Form 8-K of Iconix Brand Group, Inc. filed with the Securities and Exchange Commission on June 1, 2009. We also consent to the incorporation by reference of our reports dated February 27, 2009 relating to the effectiveness of Iconix Brand Group Inc.'s internal control over financial reporting and the financial statement schedule, which appear in its Form 10-K for the year ended December 31, 2008.

BDO Seidman, LLP

New York, New York
August 17, 2009